UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2006 friendlyway Corporation
(Exact name of Registrant as Specified in its Charter)

Nevada	0-20317	88-0270266
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

7222 Commerce Center Drive, Suite 240
Colorado Springs, CO 80919
(Address of Principal Executive Offices including Zip Code)

(719) 359-5533
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

The descriptions of the agreements in Item 2.01 are incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 22 , 2006, our wholly owned subsidiary, Ignition Media Group, Inc, a Nevada Corporation, acquired substantially all of the assets of Ignition Media Group, LLC, a Pennsylvania limited liability company (“IMG”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) effective August 22, 2006. In consideration for the Purchase Agreement, we shall pay to IMG One million Dollars (US 1,000,000.00) (the “Cash Consideration”) in cash and delivered 6,818,182 shares of our common stock, $.001 par value per share (the “Common Stock”). The Cash Consideration shall be paid to IMG in twelve (12) monthly installments; each such payment to be made on or before the fifteenth day of each calendar month. The first installment was made at Closing. The Cash Consideration may be prepaid in whole or in part, without penalty. The purchased assets consists of all of the assets used by IMG including but not limited to quotes, customer lists, accounts receivable, contracts, office furnishings, trademarks and other registered marks, all deposits including cash on hand, all intellectual property, domain names and rights owned by IMG against third parties.

Friendlyway delivered to IMG a certificate or certificates for Friendlyway common stock (the “Stock”) representing shares having an agreed aggregate value of One Million Five Hundred Thousand Dollars (US $1,500,000.00) (the “Stock Consideration”). The number of shares issued for the Stock Consideration was determined by dividing the foregoing agreed aggregate value by the average closing bid price for the ten days prior to closing. For purposes of this paragraph, “adjusted closing bid price” shall mean the closing bid price of the Stock on the Closing Date, as reflected on the Over-the-Counter Bulletin Board.

Also, on August 22 , 2006, our wholly owned subsidiary, Ignition Media Group, Inc, a Nevada Corporation, acquired substantially all of the assets of Captive Audience, LLC, a New Jersey limited liability company (“CA”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) effective August 22, 2006. In consideration for the Purchase Agreement, we shall pay to CA One million Dollars (US 1,100,000.00) (the “Cash Consideration”) in cash and delivered 5,909,091 shares of our common stock, $.001 par value per share (the “Common Stock”). The Cash Consideration shall be paid to CA in twelve (12) monthly installments; each such payment to be made on or before the fifteenth day of each calendar month. The first installment was made at Closing. The Cash Consideration may be prepaid in whole or in part, without penalty. The purchased assets consists of all of the assets used by CA including but not limited to quotes, customer lists, accounts receivable, contracts, office furnishings, trademarks and other registered marks, all deposits including cash on hand, all intellectual property, domain names and rights owned by CA against third parties.

Friendlyway delivered to CA a certificate or certificates for Friendlyway common stock (the “Stock”) representing shares having an agreed aggregate value of One Million Three Hundred Thousand Dollars (US $1,300,000.00) (the “Stock Consideration”). The number of shares issued for the Stock Consideration was determined by dividing the foregoing agreed aggregate value by the average closing bid price for the ten days prior to closing. For purposes of this paragraph, “adjusted closing bid price” shall mean the closing bid price of the Stock on the Closing Date, as reflected on the Over-the-Counter Bulletin Board.

This above description of the Purchase and the transactions contemplated thereby is not a complete description of the terms of the Purchase Agreement or the transactions contemplated thereby and is qualified in its entirety by reference to the agreements entered into in connection with the transaction, copies of which are included as exhibits to this Current Report on Form 8-K.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the transactions described in Item 2.01, we issued shares of Common Stock described therein. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale, IMG and CA represented to us that is was an “accredited investor”, as defined in the Act.

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SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Number	Documents

10.1	Asset Purchase Agreement: Ignition Media, LLC
10.2	Addendum to Asset Purchase Agreement: Ignition Media, LLC
10.3 20.1 20.2 20.3

Promissory Note between friendlway Corporation and Ignition Media, LLC

Asset Purchase Agreement: Captive Audience, LLC

Addendum to Asset Purchase Agreement: Captive Audience, LLC

Promissory Note between friendlway Corporation and Captive Audience, LLC

99.1	Press Release, issued on August 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Friendlyway Corporation

Date: August 25, 2006	By:	/s/ Ken Upcraft
Ken Upcraft
Chief Executive Officer